                       THREE RIVERS FINANCIAL CORPORATION
                               123 PORTAGE AVENUE
                          THREE RIVERS, MICHIGAN 49093

                                                              September 26, 1996



Dear Stockholder:

     We invite you to attend the Annual Meeting of the stockholders of Three Rivers Financial Corporation (the "Company"), which will be held on Wednesday, October 23, 1996, at 9:00 a.m. at the Three Rivers Community Center, 103 S. Douglas Avenue, Three Rivers, Michigan 49093.

     Stockholders will be asked at the Annual Meeting to vote on the election of directors and the additional proposals described in the accompanying notice of meeting and proxy statement. During the meeting, members of the Company's management will also report on operations and other matters affecting the Company and will be available to respond to stockholders' questions.

     Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

     Refreshments will be available prior to the meeting, during which time the members of the Board of Directors hope to visit with you personally.

                                        Sincerely,



                                        /s/ G. Richard Gatton
                                        ---------------------
                                        G. Richard Gatton
                                        President

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON OCTOBER 23, 1996



     NOTICE IS HEREBY GIVEN that the Annual Meeting of the stockholders of Three Rivers Financial Corporation (the "Company") will be held at the Three Rivers Community Center, 103 S. Douglas Avenue, Three Rivers, Michigan 49093 on Wednesday, October 23, 1996, at 9:00 a.m. for the following purposes:

     1. To elect two directors to serve for a three year period.

     2. To approve the appointment of Crowe, Chizek and Company LLP, independent certified public accountants, as the auditors of the Company for the fiscal year ending June 30, 1997.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.


     The Board of Directors has selected September 16, 1996, as the record date for the Annual Meeting. Only those stockholders of the Company of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        /s/ Martha Romig
                                        ----------------
                                        Martha Romig
                                        Secretary


Three Rivers, Michigan
September 26, 1996

                     THREE RIVERS FINANCIAL CORPORATION
                             123 PORTAGE AVENUE
                        THREE RIVERS, MICHIGAN 49093

                               ANNUAL MEETING

                               PROXY STATEMENT


     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Three Rivers Financial Corporation (the "Company") for use at the Annual Meeting of the stockholders of the Company to be held on Wednesday, October 23, 1996 and at any adjournments thereof. The approximate date of mailing of this proxy statement is September 26, 1996.

     The close of business on September 16, 1996 has been selected as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On that date, 851,240 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), were outstanding. Stockholders will be entitled to one vote for each share of the Company's Common Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders.

     A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (shares as to which a broker indicates that it does not have authority to vote) are counted for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting.

     A majority of the votes cast by stockholders at the Annual Meeting in person or by proxy will be necessary for approval of Proposals 1 and 2 described herein. Abstentions are counted in tabulations of the votes cast on proposals to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Under Delaware law, abstentions and broker non-votes will have no effect on the outcome of the proposals presented herein since such actions do not represent votes cast by stockholders.

     All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no instructions are given, such proxies will be voted in favor of (1) the election of the directors named in this proxy statement;
(2) the appointment of auditors; and (3) in the discretion of the proxyholders on such other matters as may properly be brought before the Annual Meeting.

     The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that described herein and procedural matters incident to the conduct of the meeting. However, if any other business is properly presented before the Annual Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxyholders named therein. Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company (including the filing of a duly executed proxy bearing a later date) or upon request if the stockholder is present at the Annual Meeting and chooses to vote in person.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Two directors will be elected at the meeting to serve for a three-year period. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees listed below. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxyholders named therein.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

                       NOMINEES FOR ELECTION AS DIRECTORS


                                                                YEAR PRESENT
                          POSITIONS HELD              DIRECTOR  TERM WILL
   NAME                   WITH COMPANY                 SINCE      EXPIRE
   ---------------------  --------------------------  --------  ------------
   NOMINEES FOR THREE YEAR TERM:

   Larry A. Clark         Director                      1995      1996

   G. Richard Gatton      President, Chief Executive    1995      1996
                          Officer and Director

   DIRECTORS CONTINUING IN OFFICE:

   G. Verglea Gotfryd     Director                      1995      1997

   Philip Halverson       Director                      1995      1998

   John A. Mathews        Director                      1995      1998

   Thomas O. Monroe, Sr.  Director                      1995      1997

   Stephen R. Olson       Chairman of the Board         1995      1997

DIRECTORS AND NOMINEES

     The business experience during the last five years of each director and nominee is as follows:

     Larry A. Clark (55) is currently employed by Tom Miller Pontiac Honda GMC. From 1963 until his retirement in 1994, Mr. Clark was employed by GTE Corporation, an independent telephone company. He last served as Manager--Administrative Support in GTE's Muskegon, Michigan regional office. Mr. Clark also serves as vice president of Senior Services, a community based provider of services to senior citizens. Mr. Clark has been a director of First Savings Bank, A Federal Savings Bank (the "Bank"), the Company's wholly owned subsidiary, since 1989.

     G. Richard Gatton (54) has served as President, Chief Executive Officer and a director of the Bank since December 1990. From September 1988 to December 1990, Mr. Gatton served as President and Chief Executive Officer of First National Bank of Wabash, Indiana. Mr. Gatton has been involved in the banking industry since 1966. He also serves as President and a director of Alpha Financial, Inc. ("Alpha Financial"), a subsidiary of the Bank.

     G. Verglea Gotfryd (69) is an independent life insurance agent licensed in the State of Michigan. From 1949 to 1990, Ms. Gotfryd was associated with the Paul F. Noecker Insurance Agency, serving in various capacities during that time, including manager and owner. She also serves on the board of directors of the Three Rivers Area Hospital. Ms. Gotfryd has served as a director of the Bank since 1989.

     Philip Halverson (75) is the manager and former owner of Halverson Chapel, a funeral home located in Three Rivers, Michigan, which he founded in 1949.
Mr. Halverson also serves on the board of directors of Three Rivers Area Foundation, a charitable foundation. Mr. Halverson has served as a director of the Bank since 1968.

     John A. Mathews (74) practiced optometry with the Mathews Eye Clinic in Three Rivers, Michigan for 38 years until his retirement in 1988. Mr. Mathews has served as a director of the Bank since 1974. Mr. Mathews also serves as a director and vice president of Alpha Financial.

     Thomas O. Monroe, Sr. (72) currently serves as Chairman Emeritus and a member of the board of directors of Johnson Corporation, a manufacturer of steam valves and other steam specialties. From 1986 through 1991, Mr. Monroe served as president of Johnson Corporation and has held a variety of positions with that company since 1947. Mr. Monroe also serves on the boards of directors of Camp Wakeshma and the local American Red Cross. Mr. Monroe has served as a director of the Bank since 1982.

     Stephen R. Olson (53) has served as Manager of Morton Buildings, Inc., a construction company located in Three Rivers, Michigan, since 1970. Mr. Olson is also on the board of directors of Camp Wakeshma, a non-profit summer youth camp. Mr. Olson has served as a director of the Bank since 1983.

OFFICERS WHO ARE NOT DIRECTORS

     William F. Cody (40) has served as the Vice President--Consumer Lending of the Bank since 1993. From 1989 to 1993, Mr. Cody served as an Assistant Vice President of the Bank.

     R. Orville Poling (61) has served as the Vice President--Lending of the Bank since 1985.

     Martha Romig (58) has been employed by the Bank since 1970. She currently serves as Senior Vice President, Secretary, Treasurer and Chief Financial Officer of the Company and the Bank. She also serves as a director and Secretary/Treasurer of Alpha Financial.

CORPORATE GOVERNANCE

     The Board of Directors of the Company held nine meetings during the fiscal year ended June 30, 1996. Each director attended at least 75% of all Board and committee meetings of the Company during the fiscal year ended June 30, 1996.

     The Company's Nominating Committee consists of three directors appointed annually by the Chairman of the Board to nominate persons for election as directors at the Company's Annual Meeting. Directors Larry A. Clark, G. Richard Gatton and G. Verglea Gotfryd currently serve on such committee. Stockholder nominations for directors may be made by giving written notice to the Company's Secretary not less than 30 nor more than 60 days prior to the meeting date; if less than 40 days notice of the meeting is given to stockholders, such written notice shall be delivered to the Secretary no later than the tenth day following the day on which notice of the meeting was mailed. Notice given by a stockholder must set forth (i) the name, age, business address and, if known, residence address of each proposed nominee; (ii) the nominee's principal occupation; and (iii) the number of shares of Common Stock owned by the nominee. The Nominating Committee of the Company held two meetings during the fiscal year ended June 30, 1996.

     The Company's Audit Committee examines and approves the audit report prepared by the independent auditors of the Company, reviews the independent auditors to be engaged by the Company and reviews the internal audit function and internal accounting controls. The current members of the Audit Committee are Directors Larry A. Clark, Thomas O. Monroe, Sr. and Stephen R. Olson. The Audit Committee also meets as needed with the Company's independent auditors to review the Company's accounting and financial reporting policies and practices. The Audit Committee of the Company held three meetings during the fiscal year ended June 30, 1996.

     The Bank's Personnel and Compensation Committee, consisting of Directors Larry A. Clark, G. Verglea Gotfryd, Philip Halverson and Stephen R. Olson, performs the functions of the compensation committee on behalf of the Company, the Bank and its subsidiary. The Personnel and Compensation Committee meets periodically to evaluate the compensation and fringe benefits of the directors, officers and employees and recommend changes and to evaluate employee morale. The Personnel and Compensation Committee held two meetings during the fiscal year ended June 30, 1996.

     The ESOP Committee oversees the day-to-day operations of the Company's Employee Stock Ownership Plan ("ESOP") and directs the trustee as to investments that may be made by the ESOP and loans that may be incurred for the purchase of the Common Stock. Current members of this committee are Directors Larry A. Clark, G. Verglea Gotfryd and Stephen R. Olson. The ESOP Committee held two meetings during the fiscal year ended June 30, 1996.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to those persons known to the Company who own or may be deemed to beneficially own more than 5% of the Company's Common Stock as of September 16, 1996.


                                                 NUMBER OF SHARES    PERCENT
    NAME AND ADDRESS                              OF COMMON STOCK      OF
    OF BENEFICIAL OWNER                          BENEFICIALLY OWNED   CLASS
    --------------------------                 ---------------------  -------

    1.  Three Rivers Financial Corporation      68,770               8.08%
        Employee Stock Ownership Plan (1)
        c/o First Bankers Trust Company,
        Trustee Broadway at 12th Street
        Quincy, Illinois 62305-3566

    2.  Jeffrey S. Halis (2)                    85,100               9.99%
        Tyndall Partners, L.P.
        Madison Avenue Partners, L.P.
        500 Park Avenue
        Fifth Floor
        New York, New York 10002

    3.  Salem Investment Counselors, Inc. (3)   59,500               6.99%
        P. O. Box 25427
        Winston-Salem, North Carolina 27114-5427

- --------------------------
(1) Shares held by the ESOP and allocated to participating employees will be voted by the ESOP Trustee in accordance with instructions by such employees. The ESOP Trustee will not vote allocated shares for which no timely direction is received and will vote unallocated shares in accordance with the direction of the ESOP Committee.

(2) Based on a Schedule 13D dated September 7, 1995, as amended on October 18, 1995 and October 31, 1995, Jeffrey S. Halis has sole voting and dispositive power with respect to these shares as he is the general partner of Halo Capital Partners, L.P. which is the general partner of Tyndall Partners, L.P. and Madison Avenue Partners, L.P.

(3) Based on a Schedule 13G dated September 13, 1995, Salem Investment Counselors, Inc. has sole voting and dispositive power with respect to these shares.

SECURITIES OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth information concerning the shares of the Company's Common Stock beneficially owned by each director of the Company and by all directors and officers of the Company as a group as of September 16, 1996.


                                      NUMBER OF SHARES OF
         NAME OF INDIVIDUAL OR            COMMON STOCK       PERCENT OF
         NUMBER OF PERSONS IN GROUP  BENEFICIALLY OWNED (1)    CLASS
         --------------------------  ----------------------  ----------
         Larry A. Clark                      5,000                 .59%
         G. Richard Gatton                  12,644 (2)            1.49%
         G. Verglea Gotfryd                  5,200 (3)             .61%
         Philip Halverson                    1,000 (4)             .12%
         John Mathews                        5,000 (5)             .59%
         Thomas O. Monroe, Sr.               7,900 (6)             .93%
         Stephen R. Olson                   10,480 (7)            1.23%

         All Directors and Officers
         as a group (10 persons)            57,302 (8)            6.73%


- -----------------------
(1) Except as otherwise set forth in this Proxy Statement, the individuals listed have sole voting and dispositive power with respect to the shares owned by them.

(2) Mr. Gatton has sole voting and dispositive power with respect to 4,190 shares and shared voting and dispositive power with his spouse with respect to 7,520 shares. Includes 934 shares allocated to Mr. Gatton under the Company's ESOP.

(3) Ms. Gotfryd has shared voting and dispositive power with her son with respect to these shares.

(4) Mr. Halverson has shared voting and dispositive power with his spouse with respect to these shares.

(5) Mr. Mathews has shared voting and dispositive power with his spouse with respect to these shares.

(6) Mr. Monroe has sole voting and dispositive power with respect to 5,000 shares as trustee of the Thomas O. Monroe Trust #1, sole voting and dispositive power with respect to 2,400 shares as trustee of the Rollo D. Monroe Trust and no voting or dispositive power with respect to 500 shares owned by his spouse.

(7) Mr. Olson has sole voting and dispositive power with respect to 6,100 shares, shared voting and dispositive power with his spouse with respect to 3,820 shares and no voting or dispositive power with respect to 560 shares owned by his spouse.

(8)  Includes 2,217 shares allocated to officers under the Company's ESOP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required, all of the Company's directors and officers made all required filings during the fiscal year ended June 30, 1996.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

     Summary of Cash and Certain Other Compensation

     The following table sets forth certain summary information concerning compensation paid or accrued by the Company on behalf of the Company's Chief Executive Officer. The annual salary and bonus of the Company's other four most highly compensated officers did not exceed $100,000 during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE


                                 Annual compensation           Long-Term Compensation
                             ---------------------------  --------------------------------
                                                                     Securities
                                              Other                     Under-
                                              annual      Restricted    Lying                 All other
Name and principal                            compen-       Stock      Options/     LTIP       compen-
position              Year   Salary  Bonus    sation(1)     Awards      SARs       Payouts     sation
- -------------------- ------  ------ ------- ------------  ----------  ---------  ---------  ------------
                      1996  $89,059  $17,500     ---        6,200      15,000       ---       $14,931 (2)
G. Richard Gatton    ------  ------ ------- ------------  ----------  ---------  ---------  ------------
President, Chief      1995   83,192   17,500     ---          ---         ---       ---           582
Executive Officer    ------  ------ ------- ------------  ----------  ---------  ---------  ------------
and Director          1994   80,308   15,500     ---          ---         ---       ---           ---
                     ------  ------ ------- ------------  ----------  ---------  ---------  ------------

(1) Mr. Gatton received certain perquisites, but the cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of his salary and bonus.

(2) Represents $2,667 contributed to the Bank's 401(k) plan for the account of Mr. Gatton for the fiscal year ended June 30, 1996 and the value ($12,264) of 934 shares of Common Stock allocated to Mr. Gatton's ESOP account as of June 30, 1996.


        Employment Agreement

        The Bank entered into an employment agreement on August 23, 1995, as amended on April 17, 1996 (the "Employment Agreement"), with G. Richard Gatton, President and Chief Executive Officer of the Company and the Bank. The Employment Agreement provides for a term of three years, with an annual base salary payable by the Bank in the amount of $90,000. On each anniversary date of the Employment Agreement, the term of the Employment Agreement may be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Executive has met the required performance standards and that such Employment Agreement should be extended. The Employment Agreement will terminate automatically upon the Executive attaining age 65, except that any vested rights will not be affected.

        The Employment Agreement will terminate upon the Executive's death and is terminable by the Bank for "just cause" as defined in the Employment Agreement. In the event of termination for just cause, no severance benefits are available. If the Company or the Bank terminates the Executive without just cause, the Executive will be entitled to a continuation of his salary and benefits for the remaining term of the Employment Agreement. If his employment is terminated due to "disability" (as defined in the Employment Agreement), the Executive will receive compensation for a period of two years or the remaining term of the Employment Agreement, whichever is longer. The Executive is able to voluntarily terminate his Employment Agreement by providing 60 days' written notice to the Boards of Directors of the Bank and the Company, in which case the Executive is entitled to receive only his compensation and benefits up to the date of termination, except that any vested rights will not be affected.

        The Employment Agreement contains provisions stating that in the event of the Executive's involuntary termination of employment in connection with, or within one year after, any change in control of the Bank or the Company, other than for "just cause," the Executive will be paid an amount equal to the difference between (i) 2.99 times his "base compensation," as defined in OTS Regulatory Bulletin 27a, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that the Executive receives on account of the change in control. "Control" generally is defined, by reference to the regulations of the Office of Thrift Supervision ("OTS") 12 C.F.R., Part 574, as the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Bank's or Company's voting stock, the control of the election of a majority of the Bank's or the Company's directors, or the exercise of a controlling
    influence over the management or policies of the Bank or the Company.   The
    Employment Agreement also provides for a similar lump sum payment to be made in the event of the Executive's voluntary termination of employment within one year following a change in control, upon the occurrence, or within 90 days thereafter, of certain specified events following the change in control, which have not been consented to in writing by the Executive, including (i) the requirement that the Executive move his personal residence or perform his principal executive functions more than 35 miles from the Bank's current primary office, (ii) a material reduction in the Executive's base compensation as then in effect, (iii) the failure of the Company or the Bank to maintain existing or substantially similar employee benefit plans, including material vacation, fringe benefits, stock option and retirement plans, (iv) the assignment to the Executive of duties and responsibilities which are materially different from those normally associated with his position with the Bank, (v) a material reduction in the Executive's authority and responsibility, and (vi) the failure to re-elect the Executive to the Company's or the Bank's Board of Directors. The aggregate payments that would be made to Mr. Gatton assuming his termination of employment under the foregoing circumstances at June 30, 1996 would have been approximately $320,000. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Company.

     Change in Control Severance Agreements

     The Company and the Bank entered into severance agreements on August 23, 1995, as amended on April 17, 1996 (the "Severance Agreements") with Martha Romig, Senior Vice President, Secretary, Treasurer and Chief Financial Officer of the Company and the Bank, and R. Orville Poling, Vice President-Lending of the Bank. The Severance Agreements will terminate on the earlier of (a) two years after their effective date, and (b) the date on which the officer terminates employment with the Company and the Bank, provided that his or her rights under the Severance Agreements will continue following termination of employment if the Severance Agreements were in effect at the date of the change in control. On each anniversary date from the date of commencement of the Severance Agreements, the term of the Severance Agreements may be extended for additional one year periods beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the officer has met the required performance standards and that such Severance Agreements should be extended. Each Severance Agreement will terminate automatically upon the officer attaining age 65, except that any vested rights will not be affected.

     The Severance Agreements contain provisions similar to those provisions of the Employment Agreement that provide severance benefits under certain circumstances following a change in control, except that the officers would be entitled to receive two times their respective base compensation in such event. The aggregate payments that would be made to Ms. Romig and Mr. Poling, assuming termination of employment under the foregoing circumstances at June 30, 1996, would have been approximately $102,000 and $99,000, respectively. These provision may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Company.

     Stock Option and Incentive Plan

     In April 1996, the Company's Board of Directors adopted, and the stockholders approved, the Three Rivers Financial Corporation Stock Option and Incentive Plan (the "Option Plan"). The purpose of the Option Plan is to provide additional incentive to directors and key employees by facilitating their purchase of the Common Stock or comparable ownership interest in the Company. The Option Plan provides for a term of 10 years from the date of its approval by the Company's stockholders, after which no awards may be made, unless the plan is earlier terminated by the Board of Directors of the Company. Under the Option Plan, 85,962 shares of Common Stock are reserved for issuance by the Company, in the form of newly-issued or treasury shares, upon exercise of stock options or stock appreciation rights. Options granted under the Option Plan are either incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Code and that do not result in tax deductions to the Company unless participants fail to comply with Section 422 of the Code) and options that do not so qualify.

     The Option Plan is administered by a committee consisting of Directors Larry A. Clark, G. Verglea Gotfryd and Stephen R. Olson (the "Option Committee"). The Option Committee will select the employees to whom awards are to be granted, the number of shares to be subject to such awards, and the terms and conditions of such awards (provided that any discretion exercised by the Option Committee must be consistent with resolutions adopted by the Board of Directors and the terms of the Option Plan).

     During the fiscal year ended June 30, 1996, 39,000 options were granted to employees and 19,500 options were granted to non-employee directors under the Option Plan. No options were exercised during that period.



                                              OPTION/SAR GRANTS IN LAST FISCAL YEAR
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Potential realizable value at
                                                                                                     assumed annual rates of
                                                                                                  stock price appreciation for
                             Individual Grants                                                             option term
- --------------------------------------------------------------------------------------------     --------------------------------
                       Number of              Percent of
                       securities            total options/
                       underlying             SARs granted
                       option/SARs            to employees         Exercise or    Expiration
    Name                granted              in fiscal year        base price        date                5%            10%
- --------------------  ---------------  -----------------------  ----------------  ----------     ----------------  --------------
G. Richard Gatton,      15,000                  38.5%                $13.25        4/16/06            $124,950       $316,800
President, Chief
Executive Officer
and Director

     Recognition and Retention Plan and Trust

     In April 1996, the Company's Board of Directors adopted, and the stockholders approved, the Three Rivers Financial Corporation Recognition and Retention Plan and Trust ("RRP") as a means of providing the directors and employees of the Bank and the Company with an ownership interest in the Company in a manner designed to encourage such persons to continue their service with the Bank and the Company. Directors Larry A. Clark, G. Verglea Gotfryd and Stephen R. Olson serve as trustees of the RRP. In June 1996, the Bank contributed $457,419 to the RRP which the RRP used to acquire 34,385 shares of Common Stock in the open market.

     Awards are nontransferable and nonassignable, and during the lifetime of the recipient can only be earned by and made to him or her. The shares which are subject to an award vest and are earned by the recipient at a rate of 20% of the shares awarded at the end of each full 12 months of service with the Bank after the date of grant of the award. Awards are adjusted for capital changes such as stock dividends and stock splits. Awards will be 100% vested upon termination of employment or service due to death or disability. If employment or service were to terminate for other reasons, the recipient's nonvested awards will be forfeited. If employment or service is terminated for cause (as defined in the RRP), or if conduct would have justified termination or removal for cause, shares not already delivered under the RRP, whether or not vested, could be forfeited by resolution of the Board of Directors of the Company.

     When shares become vested and could actually be distributed in accordance with the RRP, the participants would also receive amounts equal to accrued dividends and other earnings or distributions payable with respect thereto. Prior to vesting, recipients of awards could direct the voting of the shares allocated to them. Allocated shares and shares for which no instructions were received would be voted by the Trustee of the RRP in the same proportion as the shares that had been awarded and vested were voted.

     Employee Stock Ownership Plan

     In August 1995, the Company's Board of Directors adopted an ESOP for the exclusive benefit of participating employees. Participating employees are all employees of the Company, the Bank and their subsidiaries who have attained age 21 and completed one year of service with the Company. The Company received a favorable determination letter from the IRS as to the tax-qualified status of the ESOP, subject to certain minor changes to the ESOP.

     The ESOP is funded by contributions made by the Company or the Bank in cash or shares of Common Stock. The ESOP borrowed $687,700 from the Company to purchase 8% of the Common Stock issued in the Bank's conversion from mutual to stock form. This loan is secured by the shares of Common Stock purchased and earnings thereon. Shares purchased with such loan proceeds are held in a suspense account for allocation among participants as the loan is repaid over a period of 10 years. The Bank expects to contribute sufficient funds to the ESOP to repay such loan, plus such other amounts as the Bank's Board of Directors may determine in its discretion.

     Contributions to the ESOP and shares released from the suspense account are allocated among accounts of participants on the basis of their annual wages, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Company or the Bank. Participants must have completed at least 1,000 hours of service and be employed on June 30 of each year in order to receive an allocation. A participant becomes 20% vested in his or her ESOP contributions after completing three years of service with the Company or the Bank, and an additional 20% vested for each year of service thereafter, with 100% vesting after seven or more years. Prior to completing three years of service, a participant has no vested right to ESOP benefits.
For vesting purposes, a year of service means any plan year (July 1 through June 30) in which an employee completes at least 1,000 hours of service. Vesting will be accelerated to 100% upon a participant's attainment of age 65, death or disability or upon the termination of the ESOP or a complete discontinuance of contributions thereafter. Forfeitures will be reallocated to participants on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation from service, and will be paid in installments unless a participant elects to receive his or her distribution in a lump sum in whole shares of Common Stock (with cash paid in lieu of fractional shares). Dividends paid on allocated shares may be used as repayment on the ESOP loan, credited to participant accounts within the ESOP or paid to participants. Dividends on unallocated shares are expected to be used to repay the ESOP loan.

     The Company has appointed Directors Larry A. Clark, G. Verglea Gotfryd and Stephen R. Olson to serve on the ESOP Committee which administers the day-to-day operations of the ESOP. First Bankers Trust Company, N.A. serves as trustee of the ESOP (the "ESOP Trustee"). The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. The ESOP Trustee will not vote allocated shares for which no timely direction is received and will vote unallocated shares in accordance with the direction of the ESOP Committee.

     401(k) Plan

     Effective April 1, 1995, the Bank established a 401(k) plan for all eligible employees. To be eligible, an employee must attain age 21 and complete one year of service with the Bank. Annual contributions to the plan are made at the discretion of the Bank's Board of Directors under a formula provided in the plan based upon each employee's salary. Contributions are allocated among employee members of the plan who were in the employ of the Bank on the last day of the plan year and who have at least 1,000 hours of service during the plan year. Participants may elect to contribute to the plan between 1% and 10% of their base salary, which contributions may be matched by the Bank.

     Contributions by the Bank vest over a six year period commencing at the end of the second full year of plan membership as to 20% of the Bank's contribution and rising 20% a year to 100% at the end of the sixth full year of plan membership. If a participant's employment is terminated for any reason, the participant is entitled only to the vested portion, if any, of his or her account.

     Pension Plan

     Effective December 1, 1994, the Bank became a participating employer in a multi-employer pension plan sponsored by the Financial Institutions Retirement Fund (the "Pension Plan"). The terms of the Pension Plan as it relates to the Bank were determined in March 1995. All full-time employees of the Bank are eligible to participate after one year of service and attainment of age 21. A qualifying employee becomes fully vested in the Pension Plan upon completion of five years of service or upon attainment of the normal retirement age of 65. The Pension Plan is intended to comply with the Employee Retirement Income Security Act of 1974, as amended.

     The Pension Plan provides for monthly payments to each participating employee at normal retirement age. The annual allowance payable under the Pension Plan is based on an integrated fixed percentage formula which uses the highest five consecutive years' average salary. A participant who is vested in the Pension Plan may take an early retirement and elect to receive a reduced monthly benefit beginning at age 55. The Pension Plan also provides for payments in the event of disability or death. At June 30, 1996, G. Richard Gatton had five years of credited service under the Pension Plan.

     The following table shows the estimated annual benefits payable under the Pension Plan based on years of credited service and applicable average annual salary, as calculated under the Pension Plan. Benefits under the Pension Plan are not subject to offset for Social Security benefits.

                           Years of Credited Service
                  -------------------------------------------
                     10       15       20       25       30
                  -------  -------  -------  -------  -------
    Remuneration
    ------------
    $ 20,000      $ 3,848  $ 5,778  $ 7,696  $ 9,626  $11,556
    $ 40,000        8,344   12,528   16,687   20,872   25,056
    $ 60,000       12,839   19,278   25,678   32,117   38,556
    $ 80,000       17,335   26,028   34,669   43,363   52,056
    $100,000       21,830   32,778   43,660   54,608   65,556
    $120,000       26,326   39,528   52,651   68,853   79,056

DIRECTOR COMPENSATION

     The Company's outside directors receive $300 per quarterly meeting. The Bank's outside directors receive an annual retainer of $3,000, $200 for each Board meeting attended and $250 for attending the annual Board meeting. The Company's and the Bank's directors fees totaled $7,200 and $31,870, respectively, for the fiscal year ended June 30, 1996.

     During the fiscal year ended June 30, 1996, the Company granted each outside director 3,250 options under the Option Plan and 1,300 shares of restricted stock under the RRP upon approval of such plans by the Company's stockholders in April 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In accordance with current law, the Bank has a policy of offering loans to officers and directors in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and all loans outstanding at June 30, 1996 to directors and executive officers satisfied such conditions. Further, these loans do not involve more than the normal risk of collectibility or present other unfavorable features. All such loans were performing according to their terms at June 30, 1996.

     For non-executive employees, the Bank will grant a .5% interest discount from the regular market rate for an adjustable-rate first mortgage loan on a single-family owner-occupied home and up to a 1% discount on consumer loans. All other loans to non-executive employees are made at market rates. At June 30, 1996, the total amount of loans outstanding to directors and executive officers aggregating $60,000 or more to any one related party was approximately $365,000, or 2.86% of stockholders' equity.

                                  PROPOSAL 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of Crowe, Chizek and Company LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1997.
A proposal to approve the appointment of Crowe, Chizek and Company LLP will be presented to the Company's stockholders at the Annual Meeting. Representatives of Crowe, Chizek and Company are expected to be present at the Annual Meeting and available to respond to questions. The representatives will also be provided an opportunity to make a statement, if they desire.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPOINTMENT OF CROWE, CHIZEK AND COMPANY.

                             COSTS OF SOLICITATION

     The costs of this proxy solicitation will be paid by the Company. To the extent necessary, proxies may be solicited by personnel of the Company in person or by telephone, telegram or other means. Company personnel will not receive any additional compensation for solicitation of proxies unless such solicitation requires such persons to work overtime. If deemed necessary, the Company may retain a proxy solicitation firm. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred therewith.

                            FORM 10-K ANNUAL REPORT

     THE COMPANY WILL PROVIDE (WITHOUT CHARGE) TO ANY STOCKHOLDER SOLICITED HEREBY A COPY OF ITS 1996 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON THE WRITTEN REQUEST OF SUCH STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE COMPANY'S SECRETARY, 123 PORTAGE AVENUE, THREE RIVERS, MICHIGAN 49093.

                                 OTHER MATTERS

     Management does not know of any other matters to be presented for action by stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

                            STOCKHOLDER PROPOSALS

     All proposals of stockholders to be presented for consideration at the next annual meeting must be received by the Company no later than May 29, 1997.


                                        By Order of the Board of Directors

                                        THREE RIVERS FINANCIAL CORPORATION



                                        /s/ Martha Romig
September 26, 1996                      -----------------------------------
                                        Martha Romig, Secretary

/X/ PLEASE MARK VOTES                              REVOCABLE PROXY
    AS IN THIS EXAMPLE                  THREE RIVERS FINANCIAL CORPORATION                                          With-
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF                   1. ELECTION OF DIRECTORS            For    hold      Except
DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO                                                         / /     / /       / /
BE HELD ON OCTOBER 23, 1996.                                                Larry A. Clark and
                                                                            G. Richard Gatton
     The undersigned hereby appoints R. Orville Poling and
William F. Cody, and each of them (with the power of substitution),      INSTRUCTION:  To withhold authority to vote for any
proxies for the undersigned to represent and to vote, as designated      individual nominee, mark "Except" and write that nominee's
below, all shares of Common Stock of Three Rivers Financial              name in the space provided below.
Corporation (the "Company"), which the undersigned would be entitled
to vote if personally present at the Annual Meeting and at any           __________________________________________________________
adjournment thereof.
                                                                                                           For  Against   Abstain
     THE DIRECTORS RECOMMEND A VOTE "FOR" PROPOSALS 1 AND 2.             2. PROPOSAL TO APPROVE THE        / /    / /      / /
                                                                            APPOINTMENT OF CROWE,
                                                                            CHIZEK AND COMPANY LLP, inde-
                                                                            pendent certified public accountants, as the auditors of
                                                                            the Company for the fiscal year ending June 30, 1997.

                                                                            This proxy, when properly executed, will be voted in the
                                                                         manner directed herein by the undersigned stockholder.  If no direction is made, this proxy will be voted FOR
                                                                         Proposals 1 and 2.  In addition this proxy will be voted
                                                                         at the discretion of the proxyholder(s) upon any other
                                                                         matter which may properly come before the Annual Meeting.

                                             _________________              IMPORTANT:  Please date and sign as your name appears
     Please be sure to sign and date         |Date           |           and mail promptly.  When signing as executor,
       this Proxy in the box below.          |               |           administrator, trustee, guardian, etc., please give full
_____________________________________________|_______________|           title as such.  If the stockholder is a corporation, the
|                                                            |           proxy should be signed in the full corporate name by a
|                                                            |           duly authorized officer whose title is stated.
|                                                            |
|___Stockholder sign above____Co-holder (if any) sign above__|

- ------------------------------------------------------------------------------------------------------------------------------------

                                DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                                                  THREE RIVERS FINANCIAL CORPORATION

____________________________________________________________________________________________________________________________________
|                                                                                                                                  |
|                                                         PLEASE ACT PROMPTLY                                                      |
|                                              SIGN, DATE & MAIL YOUR PROXY CARD TODAY                                             |
|__________________________________________________________________________________________________________________________________|
